Exhibit 99.2

FORM OF LETTER
EKSO BIONICS HOLDINGS, INC.
Subscription Rights to Purchase Common Shares

Offered Pursuant to Subscription Rights
 Distributed to Shareholders and Certain Warrant Holders of Ekso Bionics Holdings, Inc.

August 14, 2017
Dear Shareholder:
This letter is being distributed by Ekso Bionics Holdings, Inc. (the "Company") to all holders of record of shares of its common stock, par value $0.001 per share ("Common Shares") and certain of its warrants ("Warrants") at 5:00 p.m., Eastern Daylight Time, on August 10, 2017 (the "Record Date"), in connection with a distribution in a rights offering (the "Rights Offering") by the Company of non-transferable subscription rights (the "Rights") to subscribe for and purchase Common Shares of the Company. The Rights and underlying Common Shares are described in the prospectus supplement dated August 14, 2017 (the "Prospectus Supplement"), a copy of which accompanies this letter.
The Company is offering an aggregate of up to 34,000,000 Common Shares in the Rights Offering, as described in the Prospectus Supplement, at a subscription price of $1.00 per share (the "Subscription Price").
The Rights will expire and cease to have any value if not exercised prior to 5:00 p.m., Eastern Daylight Time, on August 31, 2017 (the "Expiration Date"), unless the Rights Offering is extended.
As described in the accompanying Prospectus Supplement, you will receive one Right for each Common Share owned (or issuable on exercise of the Warrants) at 5:00 p.m., Eastern Daylight Time, on the Record Date. The Rights will be evidenced by a non-transferable subscription rights certificate (a "Rights Certificate"). Each Right will allow you to subscribe for 1.1608 Common Shares at the Subscription Price (the "Basic Subscription Right"). For example, if you owned 100 Common Shares as of 5:00 p.m., Eastern Daylight Time, on the Record Date, you would receive 100 Rights and would have the right to purchase 116 Common Shares (116.08 rounded down to the nearest whole number) at the Subscription Price (for a total payment of $116.00). If you exercise your Basic Subscription Right in full, subject to the allocation described below, you will be entitled to an oversubscription right to purchase additional Common Shares that have not been purchased by other holders pursuant to their Basic Subscription Rights or by the Committed Investor (as defined in the Prospectus Supplement) pursuant to the Purchase Commitment (as defined in the Prospectus Supplement), at the Subscription Price (the "Oversubscription Right").

If an insufficient number of shares are available to fully satisfy all Oversubscription Right requests, then the Company will allocate the available shares among the holders exercising the Oversubscription Right first, pro rata according to each holder's percentage ownership of Common Shares prior to the Rights Offering and second, pro rata according to the number of Common Shares subscribed for by each holder pursuant to the Oversubscription Right.
The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Right and the Oversubscription Right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the closing of the Rights Offering.
Enclosed are copies of the following documents:
1.          Prospectus Supplement;
2.          Rights Certificate;
3.          Instructions as to Use of Ekso Bionics Holdings, Inc. Rights Certificates;
4.          Notice of Important Tax Information; and
5.          A return envelope addressed to VStock Transfer, LLC (the "Subscription Agent").
Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate and forward it, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Basic Subscription Right and Oversubscription Right, to the Subscription Agent, as indicated in the Prospectus Supplement. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date.
You may revoke your exercise of your Rights at any time before the Expiration Date of the Rights Offering, as may be extended, by following the procedures set forth in the section of the Prospectus Supplement entitled "The Rights Offering—Rights of Subscribers; Revocation." Any funds remitted to the Subscription Agent will be promptly returned to the holder upon proper revocation. Subscription Rights not exercised prior to 5:00 p.m., Eastern Daylight Time, on the Expiration Date will expire.
Additional copies of the enclosed materials may be obtained from VStock Transfer, LLC or Katalyst Securities LLC (the "Information Agents"). The telephone number of VStock Transfer, LLC is 212-828-8436 and of Katalyst Securities LLC is 212-400-6993. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agents.

Very truly yours, Ekso Bionics Holdings, Inc.

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